AQR Capital Management, LLC

Code of Ethics

AS AMENDED: APRIL 2019 | LAST REVIEWED: APRIL 2019

This Code of Ethics is the property of AQR Capital Management, LLC and CNH Partners, LLC. The contents of this manual are confidential and should not be shared with any third parties without the prior permission of the Chief Compliance Officer or his designee.

Table of Contents

I.	Code of Ethics			3

	1.1	Compliance with Applicable Federal and Other Securities Laws		3

	1.2	Fiduciary Obligations		3

	1.3	Protecting Confidential Information		3

		(a)	Confidential Information	3

		(b)	Policy to Prevent Insider Trading	4

	1.4	Personal Trading Policy		7

		(a)	General Policy	7

		(b)	Securities Exempt from the Personal Trading Policy	7

		(c)	Personal Securities Accounts	8

		(d)	Reporting Requirements	8

		(e)	Pre-Clearance Requirements	9

		(f)	Third-Party Managed Accounts	10

		(g)	Required Holding Period	11

		(h)	Prohibited and Limited Transactions	11

		(i)	Trading Activity	12

		(j)	Personal Trading Violations	12

		(k)	Bitcoin and Other Cryptocurrencies	12

	1.5	Violations and Sanctions		13

	1.6	Duty to Report Violations and Cooperate with Firm Investigations		13

	1.7	Non-Retaliation Statement		13

	1.8	Legal and Regulatory Inquiries		14

II.	Definitions			14

I.	Code of Ethics[1]

1.1	Compliance with Applicable Federal and Other Securities Laws

Employees are required to comply with all federal and other securities laws, rules and regulations applicable to the business of AQR. Policies concerning these laws are discussed in this Manual and other policies and procedures adopted by the Firm.

1.2	Fiduciary Obligations

The Firm is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act. As an SEC-registered investment adviser, the Firm owes a fiduciary duty to its Clients. The fiduciary standard imposes upon the Firm an affirmative duty of utmost good faith to provide full and fair disclosure of all material facts to the Firm’s Clients. The fiduciary standard requires that the Firm not mislead its Clients.

Fundamental to the fiduciary standard are the duties of loyalty and care. The duty of loyalty requires the Firm to serve the best interests of its Clients and put its Clients’ interests ahead of those of the Firm. The duty of care requires the Firm to reasonably ensure that it bases its recommendations on materially accurate and complete information.

Moreover, as a fiduciary, the Firm requires its employees to:

•	have a reasonable, independent basis for their investment advice;

•	ensure that their investment advice is in the Client’s best interest and suitable to the Client’s objectives, needs and circumstances;

•	seek best execution for Clients’ transactions where the Firm is in a position to direct brokerage transactions;

•	refrain from effecting personal transactions inconsistent with Client interests; and

•	avoid actual or potential conflicts of interest.

1.3	Protecting Confidential Information

(a)	Confidential Information

“Confidential Information” includes any non-public information, records, files, documents, correspondence or other material regarding the Firm, employees, Clients, or the business of the Firm. Such information includes, but is not limited to, the following:

•	the identity of the Firm’s Clients and information related to Client accounts, including but not limited to fees, securities holdings, and transactions;

•	employee personal information, including performance reviews and compensation information;

•

information related to the Firm’s investment process, code, signals, operational or organizational structure, Human Resources Department files, controls, performance, financial assets, net worth, revenues or net income;

•	information related to the Firm’s portfolios, securities recommendations, trading and/or execution strategies, holdings, actual and pending trades, research or models; and

•	software, algorithms, models or programs developed by the Firm.

1 All employees are subject to the Code of Ethics. The CCO may, at the CCO’s sole discretion, subject certain third-party service providers and consultants to this Code of Ethics or a modified version hereof, depending on the facts and circumstances of the engagement.

Employees should take special caution to safeguard the Firm’s Confidential Information. Employees should not circulate or discuss Confidential Information inside or outside of the Firm with unauthorized individuals and should not send Confidential Information to their personal email accounts. Employees also should not access, use, disclose, or divulge any Confidential Information except as may otherwise be required in connection with performance of their duties for the Firm.

Employees must promptly report to the Compliance Department if: (1) they become aware that Confidential Information is not secured or may appear to be generally accessible (i.e., on a shared drive); or (2) they have inadvertently received or disclosed Confidential Information.

Other than in the ordinary course of the employee’s duties for the Firm, during and subsequent to the employee’s employment, the employee shall not copy, take pictures of, remove or forward from the Firm’s premises, either directly or indirectly, any drawings or whiteboards, writings, prints, documents, telephone/address directories (whether in hard copy or digital), computer screens or other screen shots, hard drives, thumb or flash drives, cloud systems or anything else containing, embodying, or disclosing any Confidential Information of the Firm or any of its Clients without the prior permission of the CCO or his designee. Upon the termination or resignation of an employee’s employment with the Firm for any reason, the employee is expected to immediately return any such items to the Firm. Please contact Compliance at esurveillance@aqr.com if you have questions about this policy.

Confidential Information may be made available to certain employees for Compliance surveillance monitoring and other purposes as necessary to perform their duties for the Firm. Confidential Information may also be provided to third-party service providers as necessary to perform their contracted services for the Firm.

In addition, Confidential Information may be disclosed to government, regulatory or self-regulatory organizations to fulfill the Firm’s various regulatory obligations, or otherwise when disclosure is required by law, or is necessary for the purpose of, or in connection with, legal proceedings or to defend legal rights.

(b)	Policy to Prevent Insider Trading

(i)	Insider Trading

It is a criminal violation of law and a violation of Firm policy to engage in insider trading. Insider trading is defined as trading in securities on the basis of material nonpublic information (“MNPI”) in breach of a duty of trust or confidence. Violation of these restrictions could have severe consequences for both the Firm and its employees. Any employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

Federal, state and international securities laws and regulations prohibit securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

•	“misappropriated” information or information improperly obtained by the purchaser or seller;

•	information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration; or

•	an individual prohibited from trading under the items referenced above “tips” the information to the purchaser or seller.

Violation of insider trading laws could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

•	the Firm and/or the offending employee may be subject to criminal prosecution and, if convicted, significant monetary fines and imprisonment;

•	the Firm may face SEC action (or other actions pursuant to a non-U.S. law or regulation) seeking monetary and administrative sanctions;

•	the Firm and/or the offending employee may be subject to lawsuits by private plaintiffs; and

•	the Firm and/or the offending employee may face suspension, revocation or termination of their registrations or memberships.

Any employee who believes that they may be in possession of MNPI must promptly report the information to the CCO or any member of the Compliance Department.

Unless specifically permitted by the CCO or his designee, such employee must not:

•	Transact in the securities of the relevant issuer in any Personal Securities Account, Proprietary Account, Client Account, or AQR Fund;

•	Discuss the information with anyone inside or outside of the Firm except for the CCO or any member of the Compliance Department; or

•	Facilitate the use or disclosure by others—including an employee—of MNPI.

(ii)	Recognizing MNPI

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Generally, this includes any information the disclosure of which is reasonably likely to have a meaningful effect on the price of an outstanding security. Information may be material even if it relates to speculative or contingent events.

The assessment of materiality is highly fact-specific. When in doubt, employees should err on the side of caution and bring the information in question to the attention of the CCO or the Compliance Department for further consideration.

Information is considered “nonpublic” if such information has not been broadly disseminated to investors in the marketplace, such as an issuer releasing the information over the news wires, disclosing it in public filings made with a regulatory agency (e.g., Forms 10-K or 10-Q) or otherwise disseminating the information in a manner that makes it fully available to investors in the marketplace. The fact that nonpublic information is reflected in rumors in the marketplace does not necessarily mean that the information has been publicly disseminated. Even when some information regarding a matter has been made public, other aspects of the matter may remain nonpublic.

Examples of where MNPI may arise, depending on the circumstances, include, but are not limited to, the following events:

•	impending or potential mergers, acquisitions, tender offers, joint ventures or changes in assets, such as large disposal of the same;

•	earnings or revenue information and changes in previously disclosed financial information;

•	liquidity issues or impending bankruptcy;

•

events regarding the issuer’s securities (e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders);

•	new products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

•	major government action involving the issuer (e.g., FDA decision on a new drug);

•	significant changes in control or management;

•	content of forthcoming brokerage research reports;

•	changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

•	actual or threatened litigation or regulatory actions;

•	information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities; and

•	prepublication of information regarding articles or reports in the financial press.

(iii)	Restricted List

The Firm’s Restricted List is maintained by the Compliance Department and is a list of issuers whose securities are subject to partial or complete trading prohibitions for Personal Securities Account and Firm trading, except as pre-approved by the CCO or his designee. Issuers are placed on the Restricted List for a variety of business or legal reasons, including to comply with the terms of confidentiality and other agreements, to prevent violations of the securities laws, and to avoid the appearance of misuse of Confidential Information by the Firm.

Employees should not speculate as to why an issuer was placed on the Restricted List. The Restricted List is highly confidential to the Firm and should not be disclosed externally without the Compliance Department’s permission.

If a particular issuer is placed on the Restricted List, trading is generally prohibited in all securities related to the issuer, including: equity, options, rights, swaps, debt, warrants, convertible securities, and any other derivative whose market value is determined principally with reference to those securities. In some instances, the Compliance Department may determine that a partial trading prohibition is appropriate. The Restricted List generally does not prohibit trading in exchange traded funds (“ETFs”), broad-based indices, diversified baskets, or similar instruments containing the issuer’s securities.

Absent prior approval of the CCO or his designee, all employees are prohibited from engaging in any trade that is subject to a Restricted List prohibition, including for any Personal Securities Account, Proprietary Account, Client Account, or AQR Fund.

The effectiveness of the Restricted List depends to a large extent on employees’ notifying the Compliance Department on a timely basis of events that may require the placement of an issuer on the Restricted List. For that reason, it is critical that an employee notify the Compliance Department immediately:

•	if an employee believes he or she has obtained or may obtain MNPI;

•	if an employee receives a request to sign a non-disclosure agreement (“NDA”) or confidentiality agreement; or

•	if an employee has been asked to join a formal or informal creditors committee or board of directors.

An issuer will ordinarily be removed from the Restricted List when the Compliance Department determines that any MNPI in the Firm’s possession has been publicly disclosed or is no longer material and/or the term of the applicable NDA or confidentiality agreement has expired. In some cases, nonpublic information may continue to be material long after the conclusion of the transaction or relationship that led to the receipt of the information.

Requests to add issuers to or delete them from the Restricted List may be made by anyone by contacting the Compliance Department, which has ultimate authority to decide when an issuer should be added to or removed from the Restricted List.

The Compliance Department will maintain a record of all Restricted List entries, including the relevant dates and reasons for placing an issuer on and taking it off the Restricted List and the scope of the trading prohibitions. The Compliance Department will also monitor all Personal Securities Accounts, Proprietary Accounts, Client Accounts, and AQR Fund accounts for trading in Restricted List securities.

If an employee is uncertain as to whether an issuer should be placed on or taken off the Restricted List, he or she should consult the Compliance Department, which will also address any questions or requests for exceptions to the prohibition against trading securities of issuers on the Restricted List.

(iv)	Expert Networks, Political Intelligence Firms, Similar Industry Consultants and Alternative Data

Another possible source of MNPI involves the use of expert networks, political intelligence firms, or similar industry consultants to provide information, advice, analysis, market or industry expertise for use in formulating investment views and decisions. Expert network firms provide specialized information about companies and industries to asset managers, mutual funds and other investment firms in exchange for fees. Political and/or economic intelligence firms collect intelligence—e.g., information or analysis about fiscal or monetary policy decisions, legislative developments, political or regulatory actions—from current or former insiders, including members of Congress, their staffers, employees of regulatory agencies, and other Federal employees, and sell the information to asset managers, mutual funds and other investment firms whose businesses are affected by Federal legislations, regulation, policy changes, etc. Such service providers may have confidential information and/or MNPI by having relationships with, among others: (1) current or recent employees of public companies; (2) known significant suppliers or distributors to public companies; (3) attorneys, accountants and consultants engaged by public companies; (4) government officials; or (5) doctors serving on data safety monitoring boards for clinical trials. The use of expert networks, political intelligence firms, or similar industry consultants must be pre-approved by the Compliance Department.

The Firm uses various types of data for investment research. Data obtained from non-traditional sources, sometimes referred to as “alternative data,” may contain potential MNPI as well as personally identifiable information depending on the nature and origin of the data. The use of alternative data must be pre-approved by the Compliance Department. Any questions concerning whether a particular data set constitutes alternative data and is subject to Compliance pre-approval should be raised with Compliance.

1.4	Personal Trading Policy

(a)	General Policy

Covered Persons may hold and transact in securities in Personal Securities Accounts only if they comply with the Firm’s Personal Trading Policy as outlined below. Covered Persons are deemed to have a Beneficial Interest in any account or securities held by their Members of Household.

All exceptions to this Personal Trading Policy must be approved by the CCO or his designee.

(b)	Securities Exempt from the Personal Trading Policy

The following is a list of securities that are exempt from the Personal Trading Policy, including all reporting and pre-clearance requirements (the “Exempt Securities”):

•	direct obligations of the Government of the United States (i.e., treasury bills, treasury bonds and U.S. savings bonds);

•	bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short-Term Debt Instruments, including short term municipal bonds and repurchase agreements;

•	shares issued by money market funds;

•	shares issued by U.S. registered open-end funds (i.e., mutual funds) other than AQR Mutual Funds and ETFs; and

•	shares issued by unit investment trusts (other than ETFs) that are invested exclusively in unaffiliated mutual funds.

All other securities, which include any common or preferred stock, debt securities, ETFs, AQR Mutual Funds, shares issued by a close-end investment company or non-U.S. registered mutual fund, and private placements (collectively referred to as “Reportable Securities”) are subject to the Personal Trading Policy and requirements set forth below.

If you have questions as to whether a type of investment is exempt, please contact the Compliance Department at CoreCompliance@aqr.com.

(c)	Personal Securities Accounts

Covered Persons may only maintain Personal Securities Accounts with Firm-approved brokers. The list of Firm-approved brokers is subject to periodic updates and is maintained by the Compliance Department. The current list of Firm-approved brokers is available in the Personal Trading Quick Reference Guide, which is available on the Compliance Home Page.

Accounts that do not have the ability to transact in Reportable Securities (e.g., 401(k) Plans, 529 Plans, and accounts that are only permitted to transact in non-AQR U.S.-registered mutual funds) do not require reporting and are not subject to the Personal Trading Policy.

Covered Persons are required to disclose via the Firm’s Compliance System all Personal Securities Accounts no later than ten days after beginning their employment or being designated as a Covered Person (both referred to as their “start date”). All new Covered Persons must agree to move their existing Personal Securities Accounts to one of the Firm-approved brokers within 45 days of their start date. Covered Persons also must promptly report via the Firm’s Compliance System any changes in their Personal Securities Accounts, including the opening of any new Personal Securities Accounts and closing of any existing Personal Securities Accounts. Once a Personal Securities Account is reported, the Covered Person must obtain Compliance Department approval before transacting in Reportable Securities.

Covered Persons must instruct and agree to allow their broker(s) to provide the Compliance Department with electronic files containing all transactions and holdings in Reportable Securities in their Personal Securities Accounts. AQR will not accept brokerage statements or transaction information via paper transmission.

(d)	Reporting Requirements

(i)	Holdings Reports

Covered Persons are required to disclose via the Firm’s Compliance System all holdings in Reportable Securities2 no later than ten days after their start date.3 At least annually, all Covered Persons are required to certify to and update as necessary their holdings in Reportable Securities.4

2 Covered Persons holding shares in AQR Mutual Funds directly through ALPS Fund Services, Inc. (“ALPS”) or through their AQR 401k Plan at Merrill Lynch do not need to report these transactions or holdings to the Compliance Department as the Firm obtains this information directly from ALPS and Merrill Lynch.

3 The initial holdings report must be current as of a date not more than 45 days prior to their start date. This requirement also applies to Private Placements and all Reportable Securities not held at a broker-dealer.

4 Holdings information must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted.

(ii)	Transaction Reports

On a quarterly basis, each Covered Person is required to certify that all transactions in Reportable Securities in Personal Securities Accounts that occurred during the quarter have been reported and provide any necessary updates. All Covered Persons are required to complete the quarterly and annual Compliance certifications, even if they do not hold Personal Securities Accounts and did not enter into any transactions in Reportable Securities during the reporting period.

The Compliance Department will review these reports and any issues or potential violations will be escalated to the CCO or his designee.

(e)	Pre-Clearance Requirements

(i)	General

Unless explicitly exempted below, Covered Persons are required to pre-clear all transactions in Reportable Securities through the Compliance System before any Covered Person directly or indirectly acquires a Beneficial Interest in any Reportable Security. This includes, among others, all equity and debt securities, all transactions in Private Placements,5 and any loan on behalf of Covered Persons with a financial institution that will be collateralized by Reportable Securities.6

Covered Persons are responsible for understanding and monitoring any margin activity (e.g., pro-active funding, capital requirements, Portfolio/Regulation T margin calls) in their Personal Securities Accounts and pre-clear any liquidation sales related to a margin call. Failure to pre-clear any liquidation sales related to a margin call, including those transactions executed by a broker without the Covered Person’s knowledge or direction, may result in a violation of the Code of Ethics and the potential imposition of a sanction.

Note—The Compliance Department reserves the right to deny any pre-clearance request for any reason and the reasons for any such denial may not be shared with the Covered Person.

(ii)	Transactions Exempt from Pre-Clearance

The following types of Reportable Securities and transactions do not require pre-clearance, but still must be reported:

•	ETFs;

•	AQR Mutual Funds;

•	Non-US registered open-end funds (e.g., Non-U.S. mutual funds, UCITs);

•	Municipal Bonds;

•

Non-volitional transactions (i.e., Reportable Securities that are acquired or disposed of without the Covered Person’s discretion as to time or amount including, for example, (1) securities acquired through stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations generally involving all holders of the same class of securities; and (2) an involuntary sale as the result of a company exercising a call provision on its outstanding debt);

•	Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan and any other similar plans. Any subsequent sale of Reportable Securities

5 Covered Persons are required to pre-clear all transactions (i.e., initial investment, additional funding to an existing investment or redemption/liquidating transactions) on behalf of Covered Persons in a Private Placement.

6 For pre-clearance requests involving collateralized loans, Covered Persons will be required to provide the name of the financial institution, the Reportable Securities used as collateral and a description of the loan’s purpose.

received from such plans must be pre-cleared;

•	Transactions made pursuant to a dividend reinvestment plan;

•	Exercises of subscription rights; and

•	Transactions in direct obligations of non-U.S. Governments.

(iii)	Seven-Day Blackout Period

Pre-clearance will generally not be given for any personal transaction in a Reportable Security, subject to certain de minimis thresholds, during the seven-calendar day period after either a buy or sell order for a Client’s account is executed or while a Client order is pending for the same or related security (such as securities convertible into the security).

Covered Persons are reminded that they may not knowingly trade parallel to or against a Client in a Reportable Security at any time or in any amount.

(iv)	Approval Period

Generally, if a pre-clearance request is approved, the approval is effective until local market close on the date of approval; provided, however, the CCO or his designee may shorten or rescind any approval if it is deemed appropriate to do so.

Note—Facts and circumstances may occur, post pre-clearance approval, which may result in the Compliance Department requiring a reversal of the trade and disgorgement of any resulting gains.

(f)	Third-Party Managed Accounts

Transactions within approved Third-Party Managed Accounts are exempt from the Firm’s pre-clearance requirements if the following conditions are met:

•

The Covered Person certifies that the investment manager has exclusive, discretionary investment authority over the account and that the Covered Person has no direct or indirect influence or control over the account; and

•

The investment manager signs a certification confirming that the investment manager is independent and not affiliated with or related to the Covered Person, the investment manager has been granted sole authority to exercise investment and trading discretion, the investment manager does not receive trade recommendations or suggestions from the Covered Person, the Covered Person has no direct or indirect influence or control over the account, and the account will not purchase any security issued in an initial public offering.[7]

Covered Persons are required to certify on a quarterly basis that the Covered Person has no direct or indirect influence or control over such accounts. Investment managers may be periodically asked to recertify that the above conditions continue to be met.

Note—Robo-advised accounts are not considered Third-Party Managed Accounts and are subject to the pre-clearance requirements discussed above.8 As such, the transactions in these accounts must be limited to securities that are exempt from the Firm’s pre-clearance requirements, such as ETFs and mutual funds. As a reminder, all ETFs, AQR Mutual Funds and non-U.S. registered

7 Covered Persons must ensure that the third-party investment manager completes the required certification. Until the Covered Person provides the certification to the Compliance Department, the account will be subject to pre-clearance requirements and other prohibited transactions as set forth in the Personal Trading Policy.

8 Robo-advisers are digital platforms that provide automated, algorithm-driven financial planning services with little to no human supervision. A robo-advised account is an account offered by a robo-adviser on its digital platform.

Mutual Funds require reporting—see Section 1.4(d), “Reporting Requirements”, above.

(g)	Required Holding Period

A Covered Person may not purchase and sell, or sell and purchase, the same equity or debt security (except municipal bonds) within 30 calendar days. This provision extends across all Personal Securities Accounts (i.e., if you purchase a stock or corporate bond in one account, you cannot sell that same security in less than 30 calendar days in a different brokerage account).

(h)	Prohibited and Limited Transactions

The following table lists prohibitions and restrictions on transactions and holdings in Reportable Securities. Other than the restrictions on Initial Public Offerings, the below prohibitions do not apply to Third-Party Managed Accounts, as defined above.

#	Transaction Types	Prohibition or Limitation
1	Initial Public Offerings / Initial Coin Offerings	Covered Persons are prohibited from purchasing any security or other interest issued in an Initial Public Offering or Initial Coin Offering.

2	Affiliated Managers Group, Inc. (“AMG”) Securities	Covered Persons are prohibited from trading Affiliated Managers Group, Inc. securities (ticker: AMG).[9]

3	Short Sales

Covered Persons are prohibited from engaging in short sales in a Reportable Security. If a Covered Person has a pre-existing short position, such position must be exited within 30 days of becoming a Covered Person (subject to the pre-clearance requirements).

4	Options

Covered Persons are prohibited from trading options. If a Covered Person has a pre-existing option position, such position must be exercised (subject to the pre-clearance requirements) or held until expiration.

5	Warrants

Covered Persons are prohibited from trading warrants. If a Covered Person has a pre-existing warrant position, the position must be exercised (subject to the pre-clearance requirements) or held until expiration.

6	Futures

Covered Persons are prohibited from trading futures. If a Covered Person has a pre-existing futures position, such position must be exited within 30 days of becoming a Covered Person (subject to the pre-clearance requirements) or held until expiration.

7	Blackout Periods

Covered Persons are prohibited from engaging in a transaction in a Reportable Security if such person knows or should have known at the time that there is a pending “buy” or “sell” order in a Client account in the same or related security or instrument. The existence of recent Client trades and pending orders will be checked as part of the pre-clearance process described above, and pre-clearance may be denied if the Compliance Department determines it is inconsistent with the best interests of any Client.

9 Please note the Firm’s portfolio management teams are also prohibited from purchasing or selling AMG securities in Client Accounts.

#	Transaction Types	Prohibition or Limitation
8	Limit Orders

Covered Persons that are subject to the pre-clearance provisions of this Personal Trading Policy generally should avoid placing “good until cancelled” orders or any limit orders other than a “same-day” limit order. Such orders are difficult to pre-clear and can cause inadvertent pre-clearance violations.

The below chart contains additional investment activities that are prohibited.

#	Type of Activity	Prohibition
1	Front-Running

Front-Running is taking a position (or selling a position) in a security or interest in a Personal Securities Account with knowledge that the Firm will soon take a position (or sell a position) in the same security or interest. Front running is an illegal activity and prohibited for all trading, whether for Personal Securities Accounts or trading on behalf of the Firm.

2	Scalping	Scalping refers to taking improper advantage of a Client’s trading for the benefit of a Covered Person’s Personal Securities Account. Scalping is an illegal activity and prohibited.

(i)	Trading Activity

Covered Persons are discouraged from engaging in a pattern of investment transactions that either: (1) is so frequent as to potentially impact their ability to carry out their assigned responsibilities; (2) give rise to conflicts or perceived conflicts with the best interest of AQR’s Clients; or (3) use company resources or information learned during the course of their association with AQR for personal gain.

Note—The use of trading algorithms that operate autonomously for personal trading is prohibited.

The Compliance Department monitors the volume of all Covered Persons’ personal trading and reserves the right to subjectively determine what constitutes excessive trading. The Compliance Department may restrict personal trading for a particular Covered Person or for all Covered Persons.

(j)	Personal Trading Violations

The CCO or his designee reserves the right to prohibit a Covered Person’s personal trading at any time and for any reason. If a Covered Person does not comply with the Personal Trading Policy, the Firm may require the Covered Person to trade out of the applicable position. Each Covered Person agrees to exit or liquidate upon instructions from the CCO or his designee, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of any losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary or other action, including but not limited to: (1) a requirement that a trade/transaction be reversed (even if the Covered Person incurs a loss in doing so) in the event that a Covered Person does not receive pre-approval from Compliance prior to transacting; (2) the suspension of personal trading privileges; (3) other employment related action including termination of employment; or (4) referral of the matter to the appropriate regulatory or government agency.

(k)	Bitcoin and Other Cryptocurrencies

The trading of Bitcoin and other cryptocurrencies (collectively, “Cryptocurrencies”) is permitted, but may be subject to additional review and restrictions by the Compliance Department based on regulatory guidance. As noted above, Covered Persons are prohibited from participating in initial coin offerings and initial token offerings.

Note—As stated above, the use of trading algorithms that operate autonomously for personal trading, including for trading cryptocurrencies, is prohibited.

1.5	Violations and Sanctions

An incidental failure to comply with the Manual or the Firm’s other policies and procedures may not necessarily amount to a violation. The CCO or his designee makes the determination as to what constitutes a violation and, where applicable, will work with the Human Resources Department and the employee’s supervisor to determine the appropriate disciplinary action, if any. When evaluating the appropriate disciplinary action for a Code of Ethics violation, if any, relevant facts and circumstances are considered, including, but not limited to, the frequency of occurrence and length of time since any previous violation by the individual employee.

Violations that demonstrate a lack of respect for the Firm’s commitment to adhere to high ethical, integrity and business conduct standards may result in disciplinary action, including termination of employment. Additionally, a violation of law may lead to disciplinary action that may include termination of employment and/or referral of the matter to the appropriate regulatory or government agency for civil or criminal investigation.

1.6	Duty to Report Violations and Cooperate with Firm Investigations

Employees are required to report promptly any known or suspected violations of the Manual, any Firm policy or procedure, or any law or regulatory requirement related to our business, including, but not limited to:

•	violation of any applicable federal, state or international securities laws;

•	breach of fiduciary duty arising under any applicable federal or state laws; or

•	any similar violation of any federal, state or international law by the Firm or any of its employees or agents.

Reporting can be made to a manager, the CCO, the CLO, any member of the Compliance Department or anonymously via the AQR Hotline.10 Managers and members of the Compliance Department have an obligation to escalate any such reports to the CCO or CLO or their designees, who will determine how to proceed and whether a matter should be reported to any applicable Firm regulator.

Employees (and former employees as needed) must also cooperate as requested by the Firm with any investigation, inquiry, internal review, examination or litigation related to the Firm’s business or potential misconduct.

Note—Notwithstanding anything herein to the contrary, this Manual will not be interpreted or applied in any manner that would violate an employee’s legal rights as an employee under applicable law. For example, nothing in this Manual prohibits or in any way restricts any employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the SEC or any other governmental or regulatory body or self-regulatory organization. An employee does not need prior authorization from AQR before taking any such action and an employee is not required to inform AQR if he or she chooses to take such action.

1.7	Non-Retaliation Statement

The Firm strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Manual or any Firm policy or procedure, or any law or regulation. The Firm also strictly prohibits any intimidation or retaliation against anyone who assists with any inquiry or

10 The telephone numbers for the Hotline are located on the Compliance Home Page.

investigation of any such violation.

The Firm will endeavor to maintain the confidentiality of any report of potential wrongdoing to the extent practicable and ensure that no employee will face any unlawful retaliatory action for making such report. Information provided will be handled discreetly and shared only with those individuals that the Firm has a need to inform, such as regulators and those who are involved in investigating, resolving and, if necessary, remediating the issue. Employees who have concerns about or are aware of possible retaliatory action must report it, either to their manager, a Human Resources representative, or the Hotline.

1.8	Legal and Regulatory Inquiries

The financial markets in which AQR participates are highly regulated and, as a result, the Firm and/or its employees may from time to time be involved in certain legal or regulatory matters. Any employee who receives a legal or regulatory inquiry or request for information (relating to AQR or any other entity or person) from entities including, but not limited to, a regulator, government agency, self-regulatory organization, supervisory authority, legislative body, market exchange or litigant should immediately contact the CCO or his designee or the CLO.

Employees may not reach out to government agencies, regulators or self-regulatory organizations for routine guidance or questions on business, legal or regulatory matters without pre-approval from the CCO or his designee. Note that the Legal and Compliance Department is not subject to this restriction. Nothing in this section shall interfere with an employee’s legal rights as an employee under applicable law, as discussed above.

Nothing in this Manual shall prohibit or restrict an employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, provided that, to the extent permitted by law, upon an employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, an employee shall give prompt prior written notice to the CCO, CLO, or the Compliance Department in order to provide the Firm reasonable opportunity to take appropriate steps to protect its Confidential Information.

II.	Definitions

1.

529 Plan: A college savings plan established and maintained by a state, state agency, or other state entity for which the Firm or a control affiliate does not manage, distribute, market or underwrite the plan or the investments and strategies underlying the plan.

2.	AQR Mutual Funds: U.S. registered investment companies advised or sub-advised by AQR or CNH.

3.

Beneficial Interest: Having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. Pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

4.	Client: A person or entity with an advisory or sub-advisory agreement with the Firm.

5.

Compliance System: The Firm’s Compliance Pre-clearance, Reporting and Certification System, which is currently Star Compliance and can be accessed on AQRLive under Quick Links or on the Compliance Home Page.

6.	Covered Person: AQR employees and any other persons designated by the CCO as a Covered Person of AQR.

7.

High Quality Short-Term Debt Instruments: Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

8.

Members of Household: Persons who share a residence and personal assets with employee (e.g., partner, child, parent), or those that directly or indirectly provide to or receive from employee material support (e.g., more than 25% annual income).

9.	Personal Securities Account: Any account that can hold or transact in Reportable Securities in which the Covered Person has any direct or indirect Beneficial Interest.

10.	Private Placements: An offering of unregistered securities to a limited pool of investors (e.g., hedge fund, private equity fund, venture capital fund, real estate fund).

11.	Proprietary Accounts: An account managed by AQR or CNH for which AQR or CNH and/or AQR’s or CNH’s Covered Person(s) in aggregate own 25% or more of the account’s NAV.

12.

Reportable Securities: Common or preferred stock, debt securities, ETFs, shares issued by a close-end investment company, AQR Mutual Fund or non-U.S. registered mutual funds, or any other security other than those that are exempt from the reporting requirements.

13.	Restricted List: The Firm’s list of securities for which Personal Securities Account and Firm trading is either partially or wholly prohibited unless pre-approved by the CCO or his designee.

14.	Third-Party Managed Account: A type of Personal Securities Account that is managed by an investment manager who has exclusive discretionary authority over all investment decisions in the account.

AQR Capital Management, LLC | Two Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com